Exhibit 10.1

COMPUTER SOFTWARE INNOVATIONS, INC.

900 East Main Street, Suite &

Easley, South Carolina 29640

RBC Centura Bank

Attn: Mr. Charles Arndt

531 South Main Street, 2nd Floor

Greenville, SC 29601

RE:	Waiver of certain provisions of loan documents

Dear Mr. Arndt:

This letter is being provided to you in connection with the following joan documents that have been executed and delivered to RBC Centura Bank (the “Bank”) by Computer Software Innovations, Inc. (“CSI”): (1) the Commitment Letter dated February 22, 2005 (the “Commitment Letter”); (2) the Loan Agreement dated March 14, 2005 (the “Loan Agreement”) and related Loan Documents (as such term is defined in the Loan Agreement); (3) the Promissory Note dated February 10, 2006 (the “Term Promissory Note”); (4) the Commercial Security Agreement dated February 10, 2006 (the “Second Security Agreement”); and (5) the Business Loan Agreement (Asset Based) dated April 24, 2006 (the “Business Loan Agreement”). The Loan Agreement, the Loan Documents, the Term Promissory Note, the Second Security Agreement, and the Business Loan Agreement collectively shall be referred to hereafter as the “Credit Documents.” Specifically, this letter concerns a potential default or violation of certain covenants under the Credit Documents arising out of our negotiation, execution and delivery of that certain Asset Purchase Agreement between McAleer Computer Associates, Inc., William J. McAleer (the sole shareholder of McAleer Computer Associates, Inc.). and CSI (the “APA”), as well as certain other documents and agreements contemplated therein (collectively, with the APA, referred to as the “APA Documents”). These APA Documents have not been dated or executed by the parties. We are enclosing copies of the most recent draft of the APA, as well as the most significant APA Documents with respect to the Bank, with this letter. We do not expect any substantive terms to change.

The terms of the APA provide that we will purchase substantially all of the assets and business owned and operated by McAleer Computer Associates, Inc. (the “Seller”), and that we will assume certain limited liabilities of the Seller. The total purchase price for the assets is Four Million Fifty Thousand and 00/100 Dollars ($4,050,000.00). Of this amount, Three Million Five Hundred Twenty-Five Thousand and 00/100 Dollars ($3,525,000.00) is due at the closing of the transaction, and Five Hundred Twenty-Five Thousand and 00/100 Dollars ($525,000.00) will be Seller-financed as set forth in a promissory note (“Seller Promissory Note”). The terms of the Seller Promissory Note provide that the principal shall be paid over a period of five years in equal quarterly installments of

900 East Main Street, Suite T | Easley, SC 29640 | toll free: 800-953-6847 | ph: 864-855-3900 | fax: 864-422-0647 | csioutfitters.com

$26,250.00 each, commencing March 31, 2007, plus interest computed in arrears using three (3) month LIBOR as published in the Wall Street Journal. The Seller Promissory Note shall be secured by a first mortgage on the Seller’s real property located in Mobile, Alabama that we are acquiring as part of the transaction. As you are aware, at the time that the Letter Agreement was signed regarding this transaction, we were required to pay an earnest money deposit to the Seller of $100,000.00, which shall be applied to the portion of the purchase price due at the closing of the transaction. The closing is scheduled for early January of 2007.

As a result of our executing and delivering the APA Documents to the Seller, and then proceeding to close the transaction proposed therein, certain covenants contained in the Credit Documents may be violated, including, but not necessarily limited to, the following:

(1)	Covenants contained in the Commitment Letter, the Loan Agreement, and the Business Loan Agreement that restrict our use of loan proceeds to purposes of working capital, recapitalization and business operations (to the extent we use any loan proceeds to pay any part of the purchase price);

(2)	Covenants contained in the Commitment Letter and the Loan Agreement requiring the Bank’s written consent to acquire all or substantially all of the assets of another entity;

(3)	Covenants contained in the Commitment Letter and the Business Loan Agreement requiring the Bank’s written consent to incur indebtedness (as a result of our incurring indebtedness to the Seller);

(4)	Covenants contained in the Commitment Letter, the Loan Agreement, the Second Security Agreement, and the Business Loan Agreement requiring the Bank’s written consent to encumber or grant a priority security interest in any property we own or any collateral of the Bank (as a result of our granting a first mortgage to Seller on the real property we are acquiring as part of the transaction);

(5)	Covenants contained in the Loan Agreement, the Term Promissory Note, or the Business Loan Agreement making it an event of default if the Bank deems itself insecure, if there is an impairment of the prospect of repayment or of value or priority of the Bank’s security interests, or if a material adverse change in our business or financial condition has occurred;

(6)	Covenants contained in the Commitment Letter and the Loan Agreement requiring the Bank’s written consent to engage in a new material line of business (to the extent the Seller’s business would constitute a new material line of business); and

(7)	Covenants contained in the Loan Agreement restricting use of the Bank’s collateral to South Carolina (to the extent any of the assets we acquire in the transaction become the Bank’s collateral and are used in Alabama or elsewhere).

Violations of these covenants may trigger default clauses in these and other of the Credit Documents. To that end, we respectfully request that the Bank grant a waiver of any default provisions or covenants contained in the Credit Documents in the following respects: (1) our execution and delivery of the APA Documents to the Seller, and our proceeding to consummate the proposed transaction at the closing; (2) our use of loan proceeds from the Bank to pay up to $3,425,000.00, or the balance of the purchase price required at closing; (3) our execution and delivery of the Seller Promissory Note; (4) our execution and delivery of a first mortgage to the Seller covering the real property we will acquire in this transaction; (5) our acquiring and thereafter engaging in the Seller’s business, but not as to any event subsequently occurring or condition arising in the engagement of that business that causes the Bank to deem itself insecure, or impairs the prospect of repayment or value or priority of the Bank’s security interests, or causes a material adverse change in the business or financial condition of CSI; and (6) our use of the assets we acquire in the transaction in states other than South Carolina, primarily in Alabama.

If our request is acceptable to the Bank, please indicate your assent by affixing your signature and the date below, and returning a copy of this letter to me and our legal counsel, Leatherwood Walker Todd & Mann, P.C., to the attention of Seann G. Tzouvelekas. Thank you in advance for your consideration of our request. Please call me if you have any questions concerning any of the foregoing.

Yours very truly,

/s/ Nancy K. Hedrick
Nancy K. Hedrick

ON BEHALF OF RBC CENTURA BANK, THE REQUEST

FOR WAIVER ABOVE IS ACCEPTED.

Date: November 20, 2006

RBC CENTURA BANK

By:	/s/ Charles Arndt
Charles Arndt

Its:	Market Executive – South Carolina Markets